Exhibit 99.3

QT IMAGING HOLDINGS, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2025

		Pro Forma
	As Filed	Adjustment		Pro Forma
Revenue	$2,798,415	$—		$2,798,415
Cost of revenue	986,553	—		986,553
Gross profit	1,811,862	—		1,811,862
Operating expenses:
Research and development	852,252	—		852,252
Selling, general and administrative	2,001,341	—		2,001,341
Total operating expenses	2,853,593	—		2,853,593
Loss from operations	(1,041,731)	—		(1,041,731)
Other expense, net	(8,749,453)	8,764,050	(2)	14,597
Change in fair value of warrant liability	(704,729)	704,729	(4)	—
Change in fair value of derivative liability	101,300	(101,300)	(5)	—
Change in fair value of earnout liability	(50,000)	50,000	(6)	—
Interest expense, net	(691,387)	476,916	(3)	(214,471)
Loss before income tax expense	(11,136,000)	9,894,395		(1,241,605)
Income tax expense	—	—		—
Net loss and comprehensive loss	$(11,136,000)	$9,894,395		$(1,241,605)

Net loss per share - basic and diluted	$(1.21)	$1.12		$(0.09)
Weighted-average number of common shares used in computing net loss per common share	9,171,848	4,040,298	(1)	13,212,146

(1)    On September 30, 2025, we entered into a Securities Purchase Agreement, (the “Securities Purchase Agreement”), by and between the Company, on the one hand, and certain accredited investors and qualified institutional buyers, led by Sio Capital Management, LLC, on the other hand, (together, the “Purchasers”) for a private placement (the “Private Placement”) of securities. At the closing of the Private Placement (the “Closing”) on October 3, 2025, the Company issued (i) 2,232,243 shares (the “Shares”)of the Company’s common stock, par value $0.0001 per share (the “Common Stock”); (ii) Subscription Warrants (the “Subscription Warrants”) with a term of five years from the initial exercise date to purchase up to an additional 4,040,272 shares of Common Stock; and (iii) 5,424,083 pre‑funded warrants to purchase up to an additional1,808,055 shares of Common Stock, exercisable any time after its issuance (the “Pre-Funded Warrant” and together with the Subscription Warrant, the “Warrants”, and the Warrants together with the Shares, the “Securities”) (all of such shares issuable upon exercise of the Warrants, the “Warrant Shares”). The purchase price of each Share was$4.50 (the “Per Share Purchase Price”) and the purchase price for each Pre‑Funded Warrant was $4.4997 (the “Per Pre-Funded Warrant Purchase Price”). Both of these amounts were paid by the Purchasers at the Closing. The aggregate gross proceeds to the Company from the Private Placement was approximately $18,180,655, before deducting the offering expenses payable by the Company, which expenses consist solely of legal fees and the amounts provided for pursuant to the Placement Agency Agreement (the “Placement Agency Agreement”). The pro forma adjustment reflects the accounting treatment of the Private Placement as if it closed on January 1, 2024.
(2)    Since expenses/losses associated with debt extinguishment/modification of prior debt that was repaid in February 2025 and the issuance of the Lynrock Lake Term Loan which occurred in February 2025, were discrete occurrences during the period and do not impact the burn rate, they are being added back during the period.
(3)    Non-cash interest expense is the amortization of the discount on the Lynrock Lake Note, which will result in the accretion of the Note to its par value at its maturity date. Since it was a non-cash item and does not impact the burn rate, it is being added back during the period.

(4)    The warrant liability is adjusted to fair value each quarter. Since it is a non-cash item and does not impact the burn rate, it is being added back during the period.
(5)    The derivative liability, which was related to the Yorkville Note, was adjusted to fair value each quarter. Since it was a non-cash item and does not impact the burn rate, it is being added back during the period.
(6)    The earnout liability, which is related to the Business Combination Agreement dated December 8, 2022, as amended in September 2023, is adjusted to fair value each quarter. Since it is a non-cash item and does not impact the burn rate, it is being added back during the period.

The pro forma adjustments and resulting unaudited pro forma condensed consolidated statement of operations and comprehensive loss have not been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). As stated above, we have prepared these adjustments to reflect the accounting treatment that would have occurred if (i) we had not incurred the expenses/losses associated with debt extinguishment/modification of prior debt that was repaid in February 2025 and the issuance of the Lynrock Lake Term Loan which occurred in February 2025, (ii) we had not incurred the non-cash interest expense, change in fair value of warrant liability, change in fair value of derivative liability, and change in fair value of earnout liability, and (iii) the Private Placement had closed on January 1, 2024. We believe that this non-GAAP presentation provides useful information to understand our cash burn rate.